For Immediate Release

SELECTICA ANNOUNCES FOURTH QUARTER FISCAL 2004 RESULTS
AND PROVIDES GUIDANCE FOR FIRST QUARTER FISCAL 2005

SAN JOSE, Calif., April 29, 2004 – Selectica, Inc. (Nasdaq: SLTC), a leading provider of configuration, pricing management and quoting solutions for automating customers’ opportunity to order process, today announced results for the fourth fiscal quarter ending March 31, 2004.

Revenue was $8.3 million in the fourth quarter of fiscal 2004, compared with $6.6 million for the same period in the previous year. Net loss for the quarter was $3.3 million, or ($0.10) per share, compared with $6.4 million, or ($0.21) per share, in the fourth quarter of fiscal 2003.

Stephen Bennion, CFO and interim CEO of Selectica, said, “Although bookings were slightly lower compared to last quarter, for the second consecutive quarter they were significantly higher than what we experienced in late fiscal 2003 and early fiscal 2004. During the fourth quarter, we continued to execute well on the strategies that we believe will ultimately drive us to growth and profitability. For example, we are very pleased that our two largest deals this quarter involved Selectica partners. In addition, we made excellent progress in strengthening our direct sales force by adding six new regional sales managers to bring our total to fourteen. We believe the greater coverage we now have is positively impacting our new business pipeline.”

Mr. Bennion added, “We are encouraged by an increasing demand in the telecom industry, which is one of our key vertical markets. In fact, we closed a significant deal with a major telecom company during the quarter. And our partner Salestech, based in Australia, completed a deal with a large banking company, which we believe can potentially become an important new vertical market for us in the future.”

Financial Highlights

Licenses represented 37% of revenue and services represented 63% of revenue in the fourth quarter of fiscal 2004. Overall gross margin was 53% in the quarter, an improvement over 30% in the previous year period. The improvement in gross margin is attributable to the higher margin licenses comprising a greater percentage of the revenue mix.

Total operating expenses were $8.1 million, or 98% of revenue, compared with $8.9 million, or 135% of revenue, in the fourth quarter of fiscal 2003.

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Selectica, Inc.

The Company continues to be in a very strong financial position with $119 million in cash, cash equivalents and investments, and no long-term debt at March 31, 2004.

Product Development

During the fourth quarter, Selectica introduced Selectica Configuration Platform, Release 6.7 and Selectica Pricing Platform, Release 2.2. These latest offerings enable faster application development, automation, and more rapid integration, as well as increased flexibility for modeling pricing policies.

In addition, the Company is making strides with its new product suite offering. Selectica’s Enterprise Productivity Suite™ (EPS) automates the critical business processes insufficiently addressed by CRM and ERP investments in the Opportunity-to-Order space. Selectica’s EPS provides a powerful tool for improving top-line growth and reducing costs resulting in significantly improved profit margins. The Company is also making progress in developing vertical industry-specific applications that deliver out-of-the-box solutions. Selectica will begin marketing these products to the telecommunications, manufacturing and financial services verticals in late summer 2004.

Outlook

For the first quarter of fiscal 2005, Selectica expects revenue to be approximately $7.0 to $7.5 million and net loss per share for the quarter to be in a range of ($0.10) to ($0.12).

Commenting on the outlook for Selectica, Mr. Bennion said, “Due to the lag time between bookings and revenue recognition, reported revenue will continue to be impacted until new bookings reach higher levels on a sustained basis.

“With a new management team and a new focus, we have achieved a significant turnaround over the past few quarters by doing a better job of selling our historical platform solutions and making greater use of our channel partners. We believe our turnaround will gain additional momentum with the release of our new EPS solution, which we believe will significantly expand our addressable market by giving us a vehicle to compete for deals that do not require a high degree of customization and can sell at lower price points. Our primary goal is to continue to ramp bookings in order to reach profitability as soon as possible,” said Mr. Bennion.

About Selectica, Inc.

Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers’ business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica helps improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica, Inc.

Selectica customers represent manufacturing and service leaders including: ABB, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, Juniper Networks, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company’s Web site is www.selectica.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

At Selectica:	At Financial Relations Board:
Robert Dougherty	Tony Rossi
Investor Relations	Investor Relations
(408) 545-2611	(310) 407-6563

Financial Tables Follow

Selectica, Inc.

SELECTICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	03/31/04	03/31/03	03/31/04	03/31/03
	(Unaudited)
Revenues:
License	$3,110	$1,915	16,935	$10,218
Services	5,226	4,638	23,089	25,350

Total revenues	8,336	6,553	40,024	35,568
Cost of revenues:
License	530	464	1,410	1,185
Services	3,432	4,139	16,827	18,518

Total cost of revenues	3,962	4,603	18,237	19,703

Gross profit	4,374	1,950	21,787	15,865
Research and development	3,529	3,239	13,474	13,202
Sales and marketing	3,289	4,424	14,491	19,368
General and administrative	1,306	1,206	5,385	6,068

Total operating expenses	8,124	8,869	33,350	38,638

Loss from operations	(3,750)	(6,919)	(11,563)	(22,773)

Other income	—	—	1,092	—
Interest income (expense)	404	560	1,625	2,999

Loss before cumulative effect of an accounting change	(3,346)	(6,359)	(8,846)	(19,774)
Cumulative effect of an accounting change to adopt FAS 142	—	—	—	(9,974)

Net loss	$(3,346)	$(6,359)	$(8,846)	$(29,748)

Basic and diluted, net loss per share	$(0.10)	$(0.21)	$(0.28)	$(0.92)

Weighted-average shares used in computing basic and diluted, loss per share	31,879	30,873	31,165	32,219

Selectica, Inc.

SELECTICA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	03/31/04	03/31/03
Assets
Cash, cash equivalents, and investments	$118,954	$122,351
Accounts receivable	697	3,485
Prepaid expenses and other current assets	2,597	5,151
Property and equipment, net	3,620	5,274
Other assets	548	888

Total assets	$126,416	$137,149

Liabilities and stockholders’ equity
Accounts payable	$644	$936
Accrued payroll and related liabilities	1,726	1,932
Other accrued liabilities	4,251	4,715
Deferred revenues	7,756	16,486

Total liabilities	14,377	24,069
Total stockholders’ equity	112,039	113,080

Total liabilities and stockholders’ equity	$126,416	$137,149